UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 12, 2009 (November 11, 2009)
STERLING CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50132	76-0502785
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

333 Clay Street, Suite 3600	77002-4109
Houston, Texas	(Zip Code)
(Address of principal execute offices)
(713) 650-3700
(Registrant’s telephone number, including area code)
Not Applicable
(Former names or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
SIGNATURE

Item 1.02. Termination of a Material Definitive Agreement.
     On November 11, 2009, Sterling Chemicals, Inc. (“Sterling”) received notice from BASF Corporation (“BASF”) that, pursuant to the terms of that certain Third Amended and Restated Plasticizers Production Agreement, dated as of April 1, 2008, between Sterling and BASF, as amended (the “Production Agreement”), BASF is exercising its right to terminate the Production Agreement, effective December 31, 2010. Under the terms of the Production Agreement, Sterling sells all of its plasticizers to BASF, and in exchange, BASF provides Sterling with most of its required raw materials and markets Sterling’s plasticizers. Additionally, BASF is obligated to make certain fixed quarterly payments to Sterling, while reimbursing Sterling monthly for its actual production costs and capital expenditures relating to its plasticizers facility. In connection with the termination of the Production Agreement, there will not be any early termination penalties for Sterling, but BASF will be required to pay to Sterling an early termination fee on December 31, 2010. Revenues from Sterling’s plasticizers segment were $31.0 million for the year ended December 31, 2008 and $20.2 million for the nine months ended September 30, 2009, representing approximately 19.2% and 23.6%, respectively, of Sterling’s total revenues for such period. Other than the Production Agreement, Sterling and its affiliates do not have any material relationships with BASF.
     Notwithstanding BASF’s election to terminate the Production Agreement, Sterling is continuing to explore and evaluate all available opportunities with respect to its plasticizers business and its plasticizers facility.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2009	STERLING CHEMICALS, INC.
	By:	/s/ John V. Genova
John V. Genova
President and Chief Executive Officer